Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS AND DECLARES $0.55 QUARTERLY DIVIDEND

Purchase, New York, February 13, 2012 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and full year ended December 31, 2011.

Highlights:

•

TAL reported Adjusted pre-tax income of $1.57 per fully diluted share for the fourth quarter of 2011, an increase of 0.6% from the third quarter and an increase of nearly 34% from the fourth quarter of 2010. TAL focuses on its adjusted pre-tax results since it does not currently pay any material cash taxes and does not expect that it will for the next several years.

•	TAL reported leasing revenues of $124.1 million for the fourth quarter of 2011, an increase of 2.6% from the third quarter and an increase of 31.3% from the fourth quarter of 2010.
•

During 2011, TAL invested nearly $775 million in new container purchases and sale-leaseback transactions, purchasing over 270,000 TEU of dry containers and approximately 13,000 TEU of refrigerated containers, leading to a 24.9% increase in revenue earning assets in 2011.

•	TAL announced a quarterly dividend of $0.55 per share payable on March 29, 2012 to shareholders of record as of March 8, 2012.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $52.5 million in the fourth quarter of 2011, compared to $52.3 million in the third quarter and $36.3 million in the fourth quarter of 2010.  Adjusted pre-tax income per fully diluted common share was $1.57 in the fourth quarter of 2011 compared to $1.56 in the third quarter and $1.18 in the fourth quarter of 2010.  The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Leasing revenues for the fourth quarter of 2011 were $124.1 million compared to $120.9 million in the third quarter and $94.5 million in the fourth quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $132.2 million for the fourth quarter of 2011 compared to $131.6 million in the third quarter and $98.8 million in the fourth quarter of 2010.

Adjusted net income (3), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $34.0 million for the fourth quarter of 2011 compared to $33.8 million for the third quarter and $23.5 million in the fourth quarter of 2010.  Adjusted net income per fully diluted common share was $1.02 in the fourth quarter of 2011 compared to $1.01 in the third quarter and $0.76 in the fourth quarter of 2010.

Reported net income for the fourth quarter of 2011 was $35.9 million compared to net income of $18.1 million in the third quarter and $35.4 million in the fourth quarter of 2010.  Net income per fully diluted common share was $1.07 for the fourth quarter of 2011 compared to $0.54 for the third quarter and $1.15 in the fourth quarter of 2010.  The difference between Adjusted net income and reported net income in the fourth quarter of 2011 was due to gains and losses on interest rate swaps and the write-off of deferred financing costs.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the fourth quarter of 2011, long-term interest rates increased, resulting in a $3.0 million increase in the market value of TAL’s swap contracts.

Effective for the fourth quarter of 2011, TAL has changed its utilization calculation to be based on cost equivalent units (“CEU’s”)(1) and to exclude off-hire units designated for sale.  The Company believes a CEU based calculation is more reflective of the revenue impact of changes in utilization, and the exclusion of sale units provides a better indicator of the performance of its leasable fleet. Together, these changes also more closely conform TAL’s calculation to the utilization calculation used by its publicly traded competitors. Average utilization calculated under the new method was 98.6% and 98.7% for the fourth quarter and full year 2011, respectively.  Average utilization calculated under the former methodology would have been 97.9% and 98.3% for those periods, respectively.

(1)  A cost equivalent unit (“CEU”) is a ratio used to convert the actual number of containers in TAL’s fleet to a figure based on the relative purchase price of various equipment types to that of a 20 foot dry container. For example, the CEU ratio for a 40 foot standard height dry container is 1.6, and a 40 foot high cube refrigerated container is 10.0. The CEU ratios used by TAL are from its debt agreements and may differ slightly from CEU ratios used by others in the industry.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $198.2 million for the year ended December 31, 2011 compared to $103.4 million in 2010.  Adjusted pre-tax income per fully diluted common share was $6.04 for the year ended December 31, 2011 compared to $3.36 for the same period in 2010.

Effective October 1, 2010, TAL increased the estimated residual values used in its equipment depreciation policy.  Without this change in residual values, depreciation expense would have been $5.5 million higher ($3.6 million after tax or $0.12 per diluted share) for the year ended December 31, 2010, and $22.1 million higher ($14.3 million after tax or $0.44 per fully diluted share) for the year ended December 31, 2011.

Leasing revenues for the year ended December 31, 2011 were $451.1 million compared to $328.5 million in 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $492.2 million for the year ended December 31, 2011 compared to $333.9 million in 2010.

Adjusted net income (3), excluding gains and losses on interest rate swaps and the write-off of deferred financing costs, was $128.1 million for the year ended December 31, 2011 compared to $66.7 million in 2010.  Adjusted net income per fully diluted common share was $3.90 for the year ended December 31, 2011 compared to $2.17 for the same period in 2010.

Reported net income for the year ended December 31, 2011 was $109.7 million compared to net income of $57.7 million in 2010.  Net income per fully diluted common share was $3.34 for the year ended December 31, 2011 compared to $1.88 for the same period in 2010.

“TAL’s results in the fourth quarter of 2011 provide a strong ending to an outstanding year” commented Brian M. Sondey, President and CEO of TAL International.  “Our Adjusted pretax income for 2011 increased over 90% from 2010, as we benefitted from a full year of exceptional operating performance and as we continued to make aggressive investments to grow our container fleet.  In 2011, TAL generated $6.04 of Adjusted pretax income per fully diluted common share and invested nearly $775 million in our container fleet.  The high level of investment led to 25% growth in our revenue earning assets and has helped TAL build a strong platform for future profitability since the vast majority of containers added to our fleet were placed on multi-year, long-term leases with the world’s largest shipping lines.”

“Our strong performance in 2011 was supported by attractive market fundamentals.  The supply / demand balance for containers was exceptionally tight at the beginning of the year, following the extreme container shortage that developed as trade volumes recovered in 2010; and the supply of containers remained tight throughout 2011 due to solid containerized trade growth, high new container prices and a reluctance of many of our shipping line customers to purchase new containers directly due to financial constraints.  In this environment, we were able to maintain very high utilization, increase our average lease rates, and benefit from exceptionally high used container sale prices and disposal gains.”

“Our market environment and our financial performance remained strong in the fourth quarter, and despite some moderation in used container sale prices and disposal gains, we finished 2011 with a record quarter for profitability.  We finished the year with exceptional operating performance as well.  Excluding off-hire equipment designated for sale, our utilization averaged 98.6% for the fourth quarter of 2011 and stood at 98.1% as of February 10, 2012.”

Outlook

Mr. Sondey continued, “Looking forward, we currently expect many of the market conditions which supported our strong performance in 2011 to continue this year.  Leasing company depot inventories of used containers currently remain very low, leasing company and shipping line factory inventories of new containers are currently moderate, most industry participants are expecting moderate levels of containerized trade growth to continue in 2012, and we expect most of our customers to continue to be reluctant to purchase large volumes of new containers directly.  Based on this, we expect our utilization to remain historically high in 2012 and expect to continue to have attractive opportunities to invest in our fleet and grow our business.”

“The first quarter typically represents the weakest quarter of the year for us since it is the slow season for dry containers.  In 2012, we expect additional pressure in the first quarter as used container sale prices and our disposal gains continue to trend down toward historically normal levels.  As a result, we expect our Adjusted pretax income to decrease from the fourth quarter of 2011 to the first quarter of 2012.  After the first quarter, we expect ongoing investment in our fleet together with continued high utilization to offset further effects of normalizing sale prices, and we expect our profitability and returns to remain at a historically high level throughout 2012.”

“The main risks we see to our positive expectations for this year include a renewed severe global recession and the potential for a major customer default.  We don’t currently consider either of these events likely, but we are wary of a variety of potential event risks for 2012 due to the current high level of uncertainty in the global economy and the significant financial pressures facing our customers.”

Dividend

TAL’s Board of Directors has approved and declared a $0.55 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 29, 2012 to shareholders of record at the close of business on March 8, 2012.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend this quarter.  The increase reflects our continued strong performance, the increasing portion of our profitability coming from recurring leasing revenues, and our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Tuesday, February 14, 2012 to discuss its fourth quarter and full year results.  An archive of the Webcast will be available one hour after the live call through Friday, March 16, 2012. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,010,000 containers and related equipment representing approximately 1,646,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

6

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $626,965 and $511,634	$2,663,443	$2,086,194
Net investment in finance leases, net of allowances of $1,073 and $1,169	146,742	171,417
Equipment held for sale	47,048	29,220
Revenue earning assets	2,857,233	2,286,831
Cash and cash equivalents (including restricted cash of $34,466 and $23,018)	175,343	85,612
Accounts receivable, net of allowances of $667 and $429	56,491	46,342
Goodwill	71,898	71,898
Deferred financing costs	24,028	17,802
Other assets	11,539	7,048
Fair value of derivative instruments	771	2,024
Total assets	$3,197,303	$2,517,557
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$55,320	$57,756
Fair value of derivative instruments	78,122	61,647
Accounts payable and other accrued expenses	66,607	59,671
Net deferred income tax liability	198,867	139,741
Debt	2,235,585	1,770,332
Total liabilities	2,634,501	2,089,147
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,412,659 and 33,725,066 shares issued respectively	36	34
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	489,468	399,816
Accumulated earnings	120,449	76,053
Accumulated other comprehensive (loss)	(9,616)	(9,958)
Total stockholders’ equity	562,802	428,410
Total liabilities and stockholders’ equity	$3,197,303	$2,517,557

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Leasing revenues:
Operating leases	$120,200	$90,127	$434,668	$310,221
Finance leases	3,863	4,347	16,394	18,309
Total leasing revenues	124,063	94,474	451,062	328,530
Equipment trading revenue	9,110	8,669	62,324	34,636
Management fee income	676	653	2,798	2,932
Other revenues	337	240	503	702
Total revenues	134,186	104,036	516,687	366,800
Operating expenses (income):
Equipment trading expenses	8,047	6,386	51,330	28,814
Direct operating expenses	4,582	4,640	18,157	24,489
Administrative expenses	10,588	10,647	42,727	41,724
Depreciation and amortization	43,290	29,185	152,576	115,927
Provision (reversal) for doubtful accounts	4	(83)	162	(843)
Net (gain) on sale of leasing equipment	(12,310)	(5,515)	(51,969)	(25,765)
Total operating expenses	54,201	45,260	212,983	184,346
Operating income	79,985	58,776	303,704	182,454
Other expenses (income):
Interest and debt expense	27,485	22,496	105,470	79,104
Write-off of deferred financing costs	100	—	1,143	675
Net (gain) loss on interest rate swaps	(3,007)	(18,466)	27,354	13,029
Total other expenses	24,578	4,030	133,967	92,808
Income before income taxes	55,407	54,746	169,737	89,646
Income tax expense	19,540	19,350	60,013	31,922
Net income	$35,867	$35,396	$109,724	$57,724
Net income per common share—Basic	$1.08	$1.16	$3.39	$1.90
Net income per common share—Diluted	$1.07	$1.15	$3.34	$1.88
Weighted average number of common shares outstanding—Basic	33,086	30,456	32,414	30,441
Weighted average number of common shares outstanding—Diluted	33,447	30,855	32,821	30,717
Cash dividends paid per common share	$0.52	$0.40	$1.99	$1.30

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income”, and “Adjusted net income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains and losses on interest rate swaps and the write-off of deferred financing costs.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are not presentations made in accordance with U.S. GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

• these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains and losses on interest rate swaps, and the write-off of deferred financing costs, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

• these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

• these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2011 and 2010.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures to Adjusted pre-tax income and Adjusted net income in the tables below for the three and twelve months ended December 31, 2011 and 2010.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$35,867	$35,396	$109,724	$57,724
Add (subtract):
Depreciation and amortization	43,290	29,185	152,576	115,927
Interest and debt expense	27,485	22,496	105,470	79,104
Write-off of deferred financing costs	100	—	1,143	675
Income tax expense	19,540	19,350	60,013	31,922
Net (gain) loss on interest rate swaps	(3,007)	(18,466)	27,354	13,029
EBITDA	123,275	87,961	456,280	298,381
Add:
Principal payments on finance lease	8,936	10,836	35,940	35,484
Adjusted EBITDA	$132,211	$98,797	$492,220	$333,865

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Income before income taxes	$55,407	$54,746	$169,737	$89,646
Add (subtract):
Write-off of deferred financing fees	100	—	1,143	675
Net (gain) loss on interest rate swaps	(3,007)	(18,466)	27,354	13,029
Adjusted pre-tax income	$52,500	$36,280	$198,234	$103,350

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$35,867	$35,396	$109,724	$57,724
Add (subtract):
Write-off of deferred financing fees, net of tax	65	—	739	435
Net (gain) loss on interest rate swaps, net of tax	(1,936)	(11,917)	17,675	8,580
Adjusted net income	$33,996	$23,479	$128,138	$66,739